EXHIBIT 99.1

NEWS RELEASE For More Information Contact: Kevin Berry, Chief Financial Officer (408) 934-3144 kevinb@cmd.com

California Micro Devices Reports March Quarter and Fiscal 2008 Results

MILPITAS, Calif.—May 1, 2008—California Micro Devices (Nasdaq: CAMD) today announced financial results for the fourth quarter of fiscal 2008, which ended March 31, 2008. At the high end of guidance, revenue was $15.0 million compared to $15.5 million a year ago. Falling short of guidance, the Q4 loss per share on a GAAP basis was $0.05 compared to breakeven a year ago. Also at the high end of guidance, diluted EPS on a non-GAAP basis was $0.02 compared to $0.03 a year ago. For purposes of this release, non-GAAP EPS is calculated excluding Arques Technology acquisition costs and employee stock-based compensation expenses, and using a cash basis tax rate.

Fiscal 2008 revenue was $59.2 million compared to $68.0 million posted a year ago. On a GAAP basis, the company reported a loss of $0.06 per share for fiscal 2008 compared to breakeven in fiscal 2007. Non-GAAP diluted EPS was $0.08 compared to $0.25 a year ago.

“Q4 was a solid finish to a challenging but productive fiscal 2008,” said Robert V. Dickinson, president and chief executive officer. “Revenue was at the high end of our guidance and we saw a sharp sequential increase in our gross margin. Moreover, our bookings were up sequentially with a book-to-bill ratio of 1.06, resulting in the starting backlog for Q1 being the highest in a number of quarters.” He noted that fiscal 2008 was the fifth consecutive year in which CMD achieved both non-GAAP profitability and positive operating cash flow.

Recapping some of the challenges the company faced in fiscal 2008, Dickinson cited market share loss by a major customer as well as customer concerns about Chip Scale Packaging (CSP), which prompted a shift in the mix of CMD’s handset protection products toward plastic packaging. Other challenges included slower than expected adoption of low capacitance ESD protection products by major DTV makers, intense price pressure from customers and competitors, and the impact of that pricing pressure and the mix of handset protection products on the company’s gross margin. “We believe that we did an excellent job in responding to these challenges while positioning ourselves to resume growth in fiscal 2009 on both the top and bottom lines,” added Dickinson. In particular, he highlighted the following fiscal 2008 achievements:

•	Starting production shipments to fourth Top 5 handset maker in Q4 and opening a Northern Europe sales office in Espoo, Finland

•	Starting production shipments of CMD’s new display controller for CDMA handsets in Q3 with initial shipments to a top 5 handset OEM in Q4

•	Rapid growth in the sales of packaged handset protection products

•	Strengthening CMD’s position at current handset customers

•	Making considerable progress on major cost reduction initiatives

•	Growing momentum for CMD’s industry leading Praetorian® filters plus introducing its Praetorian II product family

•	Introducing the XtremeESD™ device family that includes architectures optimized for the maximum protection of advanced system ICs as well as for the highest speed data interfaces

•	Signs of growing acceptance of CSP by mobile handset customers

California Micro Devices Corporation • 490 N. McCarthy Blvd. #100, Milpitas, CA 95035-5112

www.calmicro.com • Tel: 408.263-3214 • Fax: 408.263-7846

Looking forward, Dickinson forecast a roughly flat June quarter followed by significant revenue growth in the September quarter. “We expect Q1 revenue to be between $14.0 and $16.0 million with diluted EPS between a loss of $0.04 and a loss of $0.02 on a GAAP basis, and between a loss of $0.01 and a profit of $0.01 on a non-GAAP basis.”

For fiscal 2009, Dickinson expects protection revenue to grow by 7 to 12 percent, display controller revenue to be as much as 10 percent of total revenue, and total revenue to grow to between $67.0 and $73.0 million. He also expects gross margin on a non-GAAP basis to increase from 33.7 percent to between 35.0 and 36.0 percent for the year, exiting the year above that. “Although we will be investing up to $5.0 million in serial interface display controller and diversified protection R&D, we expect EPS on a non-GAAP basis to grow by up to 100 percent, largely in the second half. We also expect fiscal 2009 operating cash flow to be in the range of $3.0 to $6.0 million.”

Live Webcast with Presentation Slides

California Micro Devices will hold a conference call today at 2:00 p.m. Pacific Time to discuss its financial results. The conference call may be accessed via live webcast (streaming audio accompanied by presentation slides) by connecting to the company’s Investor Relations link at www.cmd.com. The call may also be accessed via phone within the USA by dialing 800-218-0204. International parties may gain access by dialing 303-262-2130. No password is necessary. A replay of the conference call will be available on the company’s Investor Relations link at www.cmd.com beginning at approximately 4:00 p.m. Pacific Time on May 1, 2008 and continuing for one year.

About California Micro Devices Corporation

California Micro Devices Corporation is a leading supplier of application specific analog and mixed signal semiconductor products for the mobile handset, digital consumer electronics and personal computer markets. Key products include protection devices for mobile handsets, digital consumer electronics products such as digital TVs, and personal computers as well as analog and mixed signal ICs for mobile handset displays. Detailed corporate and product information may be accessed at www.cmd.com.

All statements contained in this press release that are not historical facts are forward-looking statements which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. They are not guarantees of future performance or events. Rather, they are based on current expectations, estimates, beliefs, assumptions, and goals and objectives and are subject to uncertainties that are difficult to predict. As a result, our actual results may differ materially from the statements made. Often such statements can be identified by their use of words such as will, intends, expects, plans, believes, anticipates, and estimates. Forward-looking statements made in this release include our expected revenues and GAAP and non-GAAP earnings and loss per share for the 2009 first fiscal quarter; our anticipated revenue trend for the second quarter of fiscal 2009; and our expectation for GAAP earnings growth and our expected revenue, both overall and for certain markets, our non-GAAP EPS and gross margin, and our operating cash flow, all for fiscal 2009 as a whole; and our plan to make up to a $5.0 million R&D investment during fiscal 2009 in serial interface display controllers and diversified protection. These forward-looking statements are based upon our assumptions about and assessment of the future, which may or may not prove true, and involve a number of risks and uncertainties including, but not limited to whether our customers experience the demand we anticipate for their products based in part upon their input and our order backlog, whether the designed performance of our devices satisfies our customers’ requirements so that they continue to design our devices into their products, whether our devices perform to their design specification, whether competitors introduce devices at lower prices than our devices causing price erosion and/or loss of market share for us, whether we encounter any difficulty in obtaining the requisite supply of quality product from our contract manufacturers, contract assemblers and test houses without interruption or unanticipated price increases, whether we are having success in our R&D programs so that we desire to continue spending at a heightened level, and whether we incur unexpected operating expenses as well as the risk factors detailed in the company’s Form 8K, 10K, and 10Q filings with the Securities and Exchange Commission. Due to these and other risks, the company’s future actual results could differ materially from

California Micro Devices Corporation • 490 N. McCarthy Blvd. #100, Milpitas, CA 95035-5112

www.calmicro.com • Tel: 408.263-3214 • Fax: 408.263-7846

those discussed above. These forward-looking statements speak only as to the date of this release, and, except as required by law, we undertake no obligation to publicly release updates or revisions to these statements whether as a result of new information, future events, or otherwise.

In addition to disclosing financial results calculated in accordance with U.S. generally accepted accounting principles (GAAP), the company’s earnings release contains non-GAAP financial measures that exclude the effects of employee share-based compensation and the requirements of SFAS No. 123R, “Share-based Payment” (“123R”). The non-GAAP financial measures used by management and disclosed by the company exclude the income statement effects of all forms of employee share-based compensation and the effects of 123R upon the number of diluted shares used in calculating non-GAAP earnings per share. The non-GAAP financial measures also exclude Arques Technology acquisition related costs, including amortization of acquisition-related intangibles and one-time charges during fiscal 2007 for acquired in-process research and development. In addition, these non-GAAP measures utilize a tax rate that is based upon the income taxes the company expects to actually pay relating to the activities and results for the relevant fiscal time period. The non-GAAP financial measures disclosed by the company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements should be carefully evaluated. The non-GAAP financial measures used by the company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. Set forth below are reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures. For additional information regarding these non-GAAP financial measures, see the Form 8-K dated May 1, 2008, that the company has filed with the Securities and Exchange Commission.

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California Micro Devices Corporation • 490 N. McCarthy Blvd. #100, Milpitas, CA 95035-5112

www.calmicro.com • Tel: 408.263-3214 • Fax: 408.263-7846

California Micro Devices Corporation

CONDENSED CONSOLIDATED BALANCE SHEETS

(amounts in thousands, except share data)

(Unaudited)

	March 31, 2008	March 31, 2007
ASSETS
Current assets:
Cash and cash equivalents	$32,925	$1,908
Short-term investments	18,671	47,116
Accounts receivable, net	6,155	7,514
Inventories	6,434	5,172
Deferred tax assets	1,508	2,201
Prepaid expenses and other current assets	1,188	882

Total current assets	66,881	64,793
Property, plant and equipment, net	5,416	4,840
Goodwill	5,258	5,258
Intangible assets, net	267	432
Other long-term assets	263	560

TOTAL ASSETS	$78,085	$75,883

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$6,120	$4,654
Accrued liabilities	2,165	3,269
Deferred margin on shipments to distributors	1,904	1,479
Current maturities of capital lease obligations	132	132

Total current liabilities	10,321	9,534
Other long-term liabilities	350	303

Total liabilities	10,671	9,837

Commitments and contingencies
Stockholders’ equity:
Common stock and additional paid-in capital—$0.001 par value; 50,000,000 shares authorized; shares issued and outstanding: 23,302,274 and 23,151,103 as of March 31, 2008 and March 31, 2007, respectively	117,806	114,923
Accumulated other comprehensive income	48	—
Accumulated deficit	(50,440)	(48,877)

Total stockholders’ equity	67,414	66,046

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$78,085	$75,883

California Micro Devices Corporation

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(amounts in thousands, except per share data)

(Unaudited)

(On a GAAP basis)

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2008	2007	2008	2007
Net sales	$15,016	$15,465	$59,217	$68,006
Cost of sales	9,605	10,179	39,599	42,790

Gross Margin	5,411	5,286	19,618	25,216
Operating expenses:
Research and development	2,017	1,848	7,097	7,977
Selling, general and administrative	4,093	4,148	15,264	16,757
In-process research and development	—	—	—	2,210
Amortization of intangible assets	41	41	165	158

Total operating expenses	6,151	6,037	22,526	27,102

Operating loss	(740)	(751)	(2,908)	(1,886)
Other income, net	479	629	2,390	2,432

Income (loss) before income taxes	(261)	(122)	(518)	546
Income taxes/(benefit)	884	(65)	896	627

Net loss	$(1,145)	$(57)	$(1,414)	$(81)

Net loss per share–basic and diluted	$(0.05)	$(0.00)	$(0.06)	$(0.00)

Weighted average common shares outstanding–basic and diluted	23,299	23,141	23,233	23,027

Reconciliation of net loss to non-GAAP net income:
Net loss	$(1,145)	$(57)	$(1,414)	$(81)
Reconciling items:
In-process research and development	—	—	—	2,210
Amortization of intangible assets	41	41	165	158
Stock-based compensation expense under SFAS 123(R), net of tax	587	725	2,333	3,071
Difference between effective tax rate and cash basis tax rate	873	(83)	837	449

Non-GAAP net income	$356	$626	$1,921	$5,807

Non-GAAP:
Net income per share–basic	$0.02	$0.03	$0.08	$0.25

Net income per share–diluted	$0.02	$0.03	$0.08	$0.25

Shares used in calculation of non-GAAP:
Weighted average common shares outstanding–basic	23,299	23,141	23,233	23,027

Weighted average common shares and share equivalents outstanding–diluted	23,306	23,315	23,342	23,191

California Micro Devices Corporation

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(amounts in thousands, except per share data)

(Unaudited)

(On a non-GAAP basis)

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2008	2007	2008	2007
Net sales	$15,016	$15,465	$59,217	$68,006
Cost of sales	9,518	10,059	39,251	42,317

Gross Margin	5,498	5,406	19,966	25,689
Operating expenses:
Research and development	1,859	1,686	6,497	7,294
Selling, general and administrative	3,751	3,704	13,879	14,841

Total operating expenses	5,610	5,390	20,376	22,135

Operating income (loss)	(112)	16	(410)	3,554
Other income, net	479	629	2,390	2,432

Income before income taxes	367	645	1,980	5,986
Income taxes	11	19	59	179

Net income	$356	$626	$1,921	$5,807

Net income per share–basic	$0.02	$0.03	$0.08	$0.25

Weighted average common shares outstanding–basic	23,299	23,141	23,233	23,027

Net income per share–diluted	$0.02	$0.03	$0.08	$0.25

Weighted average common shares and share equivalents outstanding–diluted	23,306	23,315	23,342	23,191

See accompanying reconciliation of GAAP measures to non-GAAP measures.

California Micro Devices Corporation

RECONCILIATION OF GAAP MEASURES TO NON-GAAP MEASURES

(Unaudited)

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2008	2007	2008	2007
Net income (loss) per share:
Basic:
GAAP net loss per share	$(0.05)	$(0.00)	$(0.06)	$(0.00)
Reconciling items:
In-process research and development	—	—	—	0.09
Amortization of intangible assets	—	—	0.01	0.01
Stock-based compensation expense under SFAS 123(R), net of tax	0.03	0.03	0.10	0.13
Difference between effective tax rate and cash basis tax rate	0.04	—	0.03	0.02

Non-GAAP net income per share	$0.02	$0.03	$0.08	$0.25

Diluted:
GAAP net loss per share	$(0.05)	$(0.00)	$(0.06)	$(0.00)
Reconciling items:
In-process research and development	—	—	—	0.09
Amortization of intangible assets	—	—	0.01	0.01
Stock-based compensation expense under SFAS 123(R), net of tax	0.03	0.03	0.10	0.13
Difference between effective tax rate and cash basis tax rate	0.04	—	0.03	0.02

Non-GAAP net income per share	$0.02	$0.03	$0.08	$0.25